CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$542,000	$62.98

Pricing supplement no. 3043

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 38-I dated January 31, 2014 and

underlying supplement no. 1-I dated November 14, 2011

Registration Statement No. 333-177923 Dated October 28, 2014 Rule 424(b)(2)

$542,000 Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due October 31, 2016

General

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The notes are designed for investors who seek an uncapped, unleveraged return of 1 times any appreciation, or a capped, unleveraged return equal to the absolute value of any depreciation (up to the Knock-Out Buffer Amount of 25.00%), of the lesser performing of the S&P 500® Index and the Russell 2000® Index at maturity, and who anticipate that the Ending Index Level of each of the Indices will not be less than the Initial Index Level by more than the Knock-Out Buffer Amount.

—

Investors should be willing to forgo interest and dividend payments, and, if the Ending Index Level of either Index is less than the Initial Index Level by more than the Knock-Out Buffer Amount, be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 31, 2016†
—	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to the performance of each of the Indices individually, as described below.
—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes priced on October 28, 2014 and are expected to settle on or about October 31, 2014.

Key Terms

Indices:	The S&P 500® Index (Bloomberg ticker: SPX) and the Russell 2000® Index (Bloomberg ticker symbol “RTY”) (each, an “Index” and collectively, the “Indices”)
Upside Leverage Factor:	1
Knock-Out Event:	A Knock-Out Event occurs if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	25.00%
Payment at Maturity:

If the Ending Index Level of each Index is greater than or equal to its Initial Index Level, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Lesser Performing Index Return multiplied by the Upside Leverage Factor. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)

If the Ending Index Level of either Index is less than its Initial Index Level but a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Index Return of the Lesser Performing Index, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)

Because a Knock-Out Event will occur if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount of 25.00%, the Knock-Out Buffer Amount is effectively a cap on your return at maturity if the Lesser Performing Index Return is negative, and your maximum payment at maturity under these circumstances, which we refer to as the maximum downside payment, is $1,250.00 per $1,000 principal amount note.

If a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Ending Index Level of either Index is less than the Initial Index Level and a Knock-Out Event has occurred, you will lose more than 25% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Index Return:	With respect to each Index: (Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Index, the Index closing level of that Index on the pricing date, which was 1,985.05 for the S&P 500® Index and 1,149.452 for the Russell 2000® Index
Ending Index Level:	With respect to each Index, the Index closing level of that Index on the Observation Date
Original Issue Date (Settlement Date):	On or about October 31, 2014
Observation Date† :	October 26, 2016
Maturity Date†:	October 31, 2016
CUSIP:	48127DH43
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 38-I

Investing in the Dual Directional Knock-Out Buffered Equity Notes involves a number of risks. See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. 38-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$2.8229	$997.1771
Total	$542,000	$1,530.01	$540,469.99
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $6.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-65 of the accompanying product supplement no. 38-I and “JPMS’s Estimated Value of the Notes” in this pricing supplement.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, will be was $978.60 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 28, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 38-I dated January 31, 2014 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 38-I and “Risk Factors” in the accompanying underlying supplement no.1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 38-I dated January 31, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000095010314000620/crt_dp43550-424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Absolute Index Return:	With respect to each Index, the absolute value of its Index Return. For example, if the Index Return of an Index is -5%, its Absolute Index Return will equal 5%.
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Returns of the Indices

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in the accompanying product supplement no. 38-I, the “Index closing level” of the Russell 2000® Index or any relevant successor index (as defined in the accompanying product supplement no. 38-I) on any relevant day will equal the closing level of the Russell 2000® Index or that successor index, as applicable, as published by Bloomberg Financial Markets with respect to that day. Currently, Bloomberg Financial Markets publishes the closing level of the Russell 2000® Index to three decimal places, whereas Russell Investment Group (“Russell”), the index sponsor of the Russell 2000® Index, publishes the official closing level of the Russell 2000® Index to six decimal places. As a result, the closing level of the Russell 2000® Index published by Bloomberg Financial Markets will likely be slightly different from the official closing level of the Russell 2000® Index published by Russell.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-1

Selected Purchase Considerations

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UNCAPPED, UNLEVERAGED APPRECIATION POTENTIAL IF THE LESSER PERFORMING INDEX RETURN IS POSITIVE — The notes provide the opportunity to earn an uncapped and unleveraged return equal to 1 times any appreciation in the Lesser Performing Index and are not subject to a predetermined maximum gain if the Lesser Performing Index Return is positive. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL FOR A RETURN OF UP TO 25.00% ON THE NOTES EVEN IF THE LESSER PERFORMING INDEX RETURN IS NEGATIVE — If the Ending Index Level of either Index is less than its Initial Index Level but a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Index Return of the Lesser Performing Index. Because the Absolute Index Return of the Lesser Performing Index is based on the absolute value of the change from its Initial Index Level to its Ending Index Level, under these circumstances, you will earn a positive return on the notes even if the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. For example, if the Lesser Performing Index Return is -5%, the Absolute Index Return of the Lesser Performing Index will equal 5%. Because a Knock-Out Event will occur if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount of 25.00%, your maximum downside payment is $1,250.00 per $1,000 principal amount note.

—	EXPOSURE TO EACH OF THE INDICES — The return on the notes is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the Russell 2000® Index.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 38-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders should note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-2

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Indices or any of the equity securities included in the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 38-I dated January 31, 2014 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Lesser Performing Index Return is positive or negative. If the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount, a Knock-Out Event will occur, and the benefit provided by the Knock-Out Buffer Amount will terminate. Under these circumstances, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level. Accordingly, under these circumstances, you will lose more than 25% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IF THE LESSER PERFORMING INDEX RETURN IS NEGATIVE IS LIMITED BY THE KNOCK-OUT BUFFER AMOUNT — If the Ending Index Level of either Index is less than its Initial Index Level, and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus a return equal to the Absolute Index Return of the Lesser Performing Index, up to the Knock-Out Buffer Amount of 25.00%. Because a Knock-Out Event will occur if the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount, the Knock-Out Buffer Amount is effectively a cap on your return at maturity if the Lesser Performing Index Return is negative, and your maximum downside payment is $1,250.00 per $1,000 principal amount note.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 38-I for additional information about these risks.

In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH INDEX — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be equally exposed to the risks related to either of the Indices. The performance of the Indices may not be correlated. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the value of each Index.

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THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Ending Index Level of either Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount, the benefit provided by the Knock-Out Buffer Amount will terminate and you will be fully exposed to any depreciation in the Lesser Performing Index. The Ending Index Level of each Index will be determined based on the Index closing level of that Index on a single day near the end of the term of the notes. In addition, the Index closing level of each Index at other times during the term of the notes could be less than its Initial Index Level by not more than the Knock-Out Buffer Amount, or could be equal to or greater than its Initial Index Level. This difference could be particularly large if there is a significant decrease in the Index closing level of either or both of the Indices during the later portion of the term of the notes or if there is significant volatility in the Index closing level

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-3

of either or both of the Indices during the term of the notes, especially on dates near the Observation Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING INDEX — Because the payment at maturity will be determined based on the performance of the Lesser Performing Index, you will not benefit from the performance of the other Index. Accordingly, if a Knock-Out Event has occurred, you will lose some or all of your principal amount at maturity, even if the Ending Index Level of the other Index is greater than or equal to its Initial Index Level or below its Initial Index Level by less than the Knock-Out Buffer Amount.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-4

selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels of the Indices;
—	the time to maturity of the notes;
—	whether a Knock-Out Event has occurred or is expected to occur;
—	the dividend rates on the equity securities included in the Indices;
—	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Indices would have.

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VOLATILITY RISK — Greater expected volatility with respect to an Index indicates a greater likelihood as of the pricing date that a Knock-Out Event could occur. An Index’s volatility, however, can change significantly over the term of the notes. The Index closing level of an Index could fall sharply on the Observation Date, which could result in a significant loss of principal.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments — Dual Directional Knock-Out Buffered Equity Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index	PS-5

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Index?

The following table and examples illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes that the Lesser Performing Index is the Russell 2000® Index. We make no representation or warranty as to which of the Indices will be the Lesser Performing Index for purposes of calculating your actual payment at maturity, if any, or as to what the Index closing level of either Index will be on the Observation Date. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level for the Lesser Performing Index of 1,150 and reflects the Upside Leverage Factor of 1 and the Knock-Out Buffer Amount of 25.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

			Total Return
Ending Index Level of the Lesser Performing Index	Lesser Performing Index Return	Absolute Index Return of the Lesser Performing Index	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
2,070.000	80.00%	N/A	80.00%	N/A
1,897.500	65.00%	N/A	65.00%	N/A
1,725.000	50.00%	N/A	50.00%	N/A
1,610.000	40.00%	N/A	40.00%	N/A
1,495.000	30.00%	N/A	30.00%	N/A
1,380.000	20.00%	N/A	20.00%	N/A
1,265.000	10.00%	N/A	10.00%	N/A
1,207.500	5.00%	N/A	5.00%	N/A
1,178.750	2.50%	N/A	2.50%	N/A
1,161.500	1.00%	N/A	1.00%	N/A
1,150.000	0.00%	0.00%	0.00%	N/A
1,138.500	-1.00%	1.00%	1.00%	N/A
1,092.500	-5.00%	5.00%	5.00%	N/A
1,035.000	-10.00%	10.00%	10.00%	N/A
920.000	-20.00%	20.00%	20.00%	N/A
862.500	-25.00%	25.00%	25.00%	N/A
862.385	-25.01%	N/A	N/A	-25.01%
805.000	-30.00%	N/A	N/A	-30.00%
690.000	-40.00%	N/A	N/A	-40.00%
575.000	-50.00%	N/A	N/A	-50.00%
460.000	-60.00%	N/A	N/A	-60.00%
345.000	-70.00%	N/A	N/A	-70.00%
230.000	-80.00%	N/A	N/A	-80.00%
115.000	-90.00%	N/A	N/A	-90.00%
0.000	-100.00%	N/A	N/A	-100.00%
(1)	The Ending Index Level of the Lesser Performing Index is greater than or equal to 75.00% of its Initial Index Level.
(2)	The Ending Index Level of the Lesser Performing Index is less than 75.00% of its Initial Index Level.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The closing level of the Lesser Performing Index increases from the Initial Index Level of 1,150 to an Ending Index Level of 1,207.50. Because the Ending Index Level of the Lesser Performing Index of 1,207.50 is greater than its Initial Index Level of 1,150 and the Lesser Performing Index Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1) = $1,050

Example 2: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to an Ending Index Level of 1,092.50 — A Knock-Out Event has not occurred. Although the Lesser Performing Index Return is negative, because a Knock-Out Event has not occurred and the Absolute Index Return of the Lesser

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Performing Index is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 3: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to an Ending Index Level of 862.50 — A Knock-Out Event has not occurred. Although the Lesser Performing Index Return is negative, because a Knock-Out Event has not occurred and the Absolute Index Return of the Lesser Performing Index is equal to the Knock-Out Buffer Amount of 25%, the investor receives a payment at maturity of $1,250 per $1,000 principal amount note, the maximum downside payment, calculated as follows:

$1,000 + ($1,000 × 25%) = $1,250

Example 4: The closing level of the Lesser Performing Index decreases from the Initial Index Level of 1,150 to an Ending Index Level of 575 — A Knock-Out Event has occurred. Because the Ending Index Level of the Lesser Performing Index is less than its Initial Index Level by more than the Knock-Out Buffer Amount of 25%, a Knock-Out Event has occurred, and because the Lesser Performing Index Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 2, 2009 through October 24, 2014. The Index closing level of the S&P 500® Index on October 28, 2014 was 1,985.05. The Index closing level of the Russell 2000® Index on October 28, 2014 was 1,149.452.

We obtained the various Index closing levels of the Indices below from Bloomberg Financial Markets, without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg Financial Markets publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of either Index on the Observation Date. We cannot give you assurance that the performance of the Indices will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the

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notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. These retained remaining hedging profits will be reduced by $1.00 per $1,000 principal amount note to account for additional selling commissions. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Indices” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Notice to Investors

The notes may cause you to become subject to short position disclosure requirements if they confer a financial advantage on you in the event of a decrease in the price or value of any relevant shares under Regulation (EU) No. 236/2012 (the “Short Selling Regulation”). This will occur if the short position represented by the short exposure provided by the notes, when combined with other long and short positions you may hold, causes you to cross a relevant net short position disclosure threshold under the Short Selling Regulation. It is your responsibility to monitor your net short positions and to comply with the obligations applicable to you under the Short Selling Regulation. You should consult with your own legal and regulatory advisers regarding the notes should you have any concerns about these requirements.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

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